Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Gramercy Property Trust (formerly known as Chambers Street Properties) on Form S-3 of our report dated March 30, 2015, relating to the consolidated financial statements and financial statement schedule of Goodman Princeton Holdings (Lux) S.à.r.l. and subsidiaries as of and for the year ended December 31, 2014 (which report expresses an unmodified opinion on the consolidated financial statements and financial statement schedule and includes an emphasis-of-matter paragraph relating to the fact that the consolidated financial statements as of December 31, 2013, and for the two years then ended are not audited, reviewed, or compiled by us, and accordingly, we express no opinion or other form of assurance on them), appearing in the Annual Report on Form 10-K/A of Chambers Street Properties for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

December 22, 2015